August [28], 2008

Hexion Specialty Chemicals, Inc.
180 East Broad St.
Columbus, OH 43215

Attention:	William H. Carter Executive Vice President and Chief Financial Officer

Additional Financing Commitment Letter
US$500 Million Contingent Value Rights

Ladies and Gentlemen:

Hexion Specialty Chemicals, Inc. (the “Issuer” or “you”) has advised each of the institutional investors identified on Schedule 1 to this letter (the “Initial Investors” and, together with each person who subsequently executes a Joinder Agreement in the form attached as Exhibit B, an “Investor”) that the Issuer desires to issue and sell contingent value rights to the Investors on the terms contemplated herein (the “CVRs”) and apply the proceeds thereof, together with the proceeds of the indebtedness contemplated by the Commitment Letter, dated July 11, 2007 (the “Debt Commitment Letter”), among Hexion LLC, the Issuer and affiliates of each of Credit Suisse and Deutsche Bank, to pay the cash consideration and other costs and expenses associated with, and to provide working capital after, the acquisition of Huntsman Corporation (“Huntsman”) by the Issuer pursuant to the Agreement and Plan of Merger, dated as of July 12, 2007 (the “Merger Agreement”, and the merger contemplated thereby, the “Merger”), among the Issuer, Nimbus Merger Sub Inc. and Huntsman.

1.	Several Commitments of the Investors

Subject to the terms and conditions described in this letter agreement and the attached Exhibit A (“Exhibit A”, and together with this letter agreement, Schedule 1 and Exhibit B, the “Additional Financing Commitment Letter”), each Investor is pleased to inform the Issuer of its several commitment to purchase, or to cause one or more of its affiliates to purchase, on the date of the Closing (as defined in the Merger Agreement) of the Merger (the “Closing Date”), the notional amount of CVRs set forth opposite its name on Schedule 1 or its Joinder Agreement, as applicable, at a purchase price equal to 100% of the applicable notional amount. The aggregate notional amount of the commitments of all Investors is expected to be at least $500 million, and may exceed this amount with your approval. The Issuer may at any time prior to the fifth Business Day before the Closing Date by written notice to the Initial Investors reduce the notional amounts of the commitment hereunder so long as (a) the aggregate notional amount of the commitments hereunder remains in excess of $50 million and (b) the Issuer continues to have adequate funds to consummate the Merger in accordance with the Merger Agreement after giving effect to the reduced commitments. Any reductions in commitments shall be made on a pro rata basis among the Investors.

The commitments of the Investors are several, and not joint. No Investor shall have any liability for the failure of any other Investor to purchase the CVRs or to comply with any obligation under or relating to this Additional Financing Commitment Letter or the definitive documentation for the transactions contemplated hereby. No Investor is the agent of, or otherwise has the authority to bind or represent, you or any other Investor. You will appoint no underwriter, arranger, syndication agent, placement agent, bookrunner or manager with respect to the CVRs without the prior written consent of each Investor.

2.	Conditions Precedent to the Commitments

Each Investor’s commitment hereunder is subject to:

(a) your acceptance of this Additional Financing Commitment Letter on or prior to September 15, 2008 and your confirmation in writing to each Investor on and as of the date of your acceptance that, assuming the condition precedent in Section 6.2(e) of the Merger Agreement relating to a “Company Material Adverse Effect” is satisfied or waived in accordance with the terms thereof, you have no reason to believe that any condition precedent to any party’s obligation to effect the Merger will not be timely satisfied or that any party has or will have the right to terminate the Merger Agreement prior to the consummation of the Merger;

(b) the execution and delivery by the Issuer and each Investor of definitive documentation for the purchase of the CVRs in form and substance reasonably satisfactory to such Investor (the “Definitive Documentation”), which Definitive Documentation each Investor and the Issuer agrees to use commercially reasonable efforts to finalize as promptly as practicable following the Issuer’s acceptance of this Additional Financing Commitment Letter;

(c) the consummation of the Merger, prior to or simultaneously with the purchase and sale of the CVRs, at $28.00 per share, as adjusted pursuant to Section 2.1(b)(i) of the Merger Agreement, in cash, and otherwise in accordance with the Merger Agreement without giving effect to any amendment, waiver or modification thereof unless made with the prior written consent of the Investors (such consent not to be unreasonably withheld);

(d)  no dividends, distributions, share repurchases, recapitalizations or similar transactions involving the Issuer prior to the Merger, except as reflected in the agreed Initial Equity Value of the Issuer (as defined in Exhibit A);

(e) a limited number of additional institutional investors or other accredited investors (as defined in Rule 501(a) under the Securities Act of 1933, as amended) reasonably acceptable to the Initial Investors shall have executed and delivered Joinder Agreements in the form attached as Exhibit B or made other commitments to the Issuer to purchase CVRs in form and substance satisfactory to the other Investors, such that the aggregate commitments of all Investors and other Huntsman stockholders equals at least $500 million in notional amount; and

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(f) other reasonable and customary closing conditions, including compliance with the terms of this Additional Financing Commitment Letter and the Definitive Documentation in all material respects, delivery of legal opinions, officers’ certificates, a solvency certificate consistent with the certificate contemplated by the Merger Agreement and the existing Debt Commitment Letter, accuracy of representations and warranties, absence of defaults, absence of material litigation concerning the Merger or its financing, payment of fees and expenses, and other closing documents and informational and other undertakings for a Section 4(2) private placement of securities.

3.	Commitment Termination

Each Investor’s commtment hereunder will terminate on the earlier of (a) written notice by such Investor of the Issuer’s breach of any material obligation under this Additional Financing Commitment Letter, (b) November 2, 2008, and (c) the termination of the Merger Agreement by any party thereto or the amendment of the Merger Agreement unless made with the prior consent of the Investors (such consent not to be unreasonably withheld). Sections 4 through 9 below shall survive the termination of the Investor’s commitment hereunder.

4.	Indemnification

The Issuer will indemnify and hold harmless the Investors and each of their affiliates, officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and reasonable out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or relating to this Additional Financing Commitment Letter or the transactions contemplated hereby or any actual or proposed use of the proceeds of the CVRs, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Issuer or Huntsman or any of their respective directors, security holders or creditors, and whether or not the transactions contemplated hereby are consummated.

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No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Issuer, Huntsman or any of their respective affiliates or security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. In addition, no Indemnified Party will be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation loss of profits, business or anticipated savings, regardless of foreseeability).

5.	Minimum Holding; Limitation to Sophisticated Investors

Each Investor, for the benefit of the Issuer and each other Investor, (i) hereby represents, as to itself, that (A) it owns (directly or indirectly) as of the date hereof a number of shares of common stock of Huntsman with a value (at the Merger price) at least equal to 110.00% of the notional amount of its CVR commitment (such number of shares of common stock, its “Minimum Holding”) and (B) other than as described in the Schedule 13D to be filed by such Investor on or promptly after the date on which such Investor becomes a party hereto and as amended from time to time, none of such Investor, its affiliates or its associates (as such terms are defined under Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) is the beneficial owner (as such term is defined under Rule 13d-3 of the Exchange Act) of any common stock of Huntsman or has any agreement, arrangement or understanding with any person for the purpose of acquiring, holding, voting or disposing of any securities of Huntsman, and (ii) hereby agrees that it will maintain ownership of shares of common stock of Huntsman at least equal to its Minimum Holding from the date hereof until the earlier of the consummation of the Merger or the termination of its commitment in accordance with paragraph 3. For purposes of calculating the Minimum Holding, an Investor may aggregate positions held by any affiliated entity so long as (i) such affiliate is a direct or indirect wholly-owned subsidiary of the Investor, (ii) the Investor is a direct or indirect wholly-owned subsidiary of such affiliate or (iii) the Investor and such affiliate are direct or indirect wholly-owned subsidiaries of a common parent company.

In addition, each Investor, for the benefit of the Issuer and each other Investor, hereby represents and warrants that (i) it is an ‘accredited investor’ within the meaning of Rule 501(a) under the Securities Act of 1933, as amended, and a sophisticated financial investor making its own decision to commit to purchase CVRs in light of its economic interest in Huntsman stock and the Merger, (ii) the CVRs are illiquid instruments in large denominations for which there will be no trading market and such Investor is prepared to hold the CVRs until their maturity, at which time there may be no recovery under the terms of the CVRs, (iii) the publicly-available information available to it concerning Huntsman and the Issuer provides a sufficient basis for its own investment decision in the context of the CVRs as an effective ‘earn-out’ or contingent price adjustment in connection with the Merger and (iv) it has made its own, independent review and analysis of all information that it considers adequate for purposes of its investment decision and has not relied on the advice or recommendation of, or any information or analyses by, any other Investor in deciding to commit to CVRs in connection with the Merger.

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6.	Other Activities of the Investors

You acknowledge that the Investors are engaged in securities trading as well as providing other financial services. You agree that the Investors may employ the services of its affiliates in connection with the transactions contemplated by this Additional Financing Commitment Letter and such affiliates will be entitled to the benefits afforded to each Investor hereunder. Notwithstanding their involvement in the transactions contemplated by this Additional Financing Commitment Letter or the possible receipt of confidential information in connection therewith, you understand and agree that each Investor and its affiliates may conduct other transactions for its or its affiliates’ own account or the account of customers in equity, debt, securities, derivatives and other financial instruments issued by or relating to the Issuer, its affiliates and other companies with which the Issuer or its affiliates may have a commercial or competitive relationship, and (b) may provide investment advisory, financial advisory and other services to the Issuer or any of its Representatives or to persons and companies whose interests compete with those of the Issuer or its affiliates, provided that each Investor and its affiliates will not use confidential information received from the Issuer or its representatives in connection with the transactions contemplated by this Additional Financing Commitment Letter when conducting such transactions or performing such services.

The Issuer acknowledges and agrees that this Additional Financing Commitment Letter and the activities of the Investors and each of their affiliates hereunder in connection with the transactions contemplated by this Additional Financing Commitment Letter do not create a fiduciary, advisory or agency relationship between the Issuer and the Investors, and the Issuer understands and accepts the terms, risks and conditions of the transactions contemplated by this Additional Financing Commitment Letter. To the fullest extent permitted by applicable law, the Issuer hereby waives any claims it may have against any Investor based upon or relating to any allegation that it owes the Issuer a fiduciary duty, and the Issuer hereby agrees that no Investor shall have any liability (whether direct or indirect) in respect of any claim for breach of fiduciary duty to the Issuer or to any other person, including any stockholders, employees or creditors asserting a claim derivatively, in the Issuer’s name or otherwise on its behalf.

7.	No Third Party Reliance; Limitations on Assignment and Amendment

The agreements of each Investor hereunder are made solely for the benefit of the Issuer and may not be relied upon or enforced by any other person (other than any Indemnified Parties or, in the case of Section 5, the other Investors). The Issuer may not assign or delegate any of its rights or obligations hereunder without the Investor’s prior written consent, and any attempted assignment without such consent shall be void. An Investor may assign or delegate its commitment and other rights and obligations hereunder before or after the Closing Date to any person that would be a permitted transferee of CVRs after the Closing Date pursuant to Exhibit A, provided that no transfer of commitments prior to the date hereof shall release any Investor of its obligation to purchase the CVRs on the Closing Date unless such transfer is made (a) to another Investor or (b) with the prior written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed). This Additional Financing Commitment Letter may not be amended, restated, modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

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8.	Governing Law; Entire Agreement

This Additional Financing Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Additional Financing Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.

9.	Waiver of Jury Trial; Jurisdiction

Each party hereto irrevocably waives to the full extent permitted by applicable law all right to trial by jury in any suit, action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Additional Financing Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

With respect to all matters arising out of or relating to this Additional Financing Commitment Letter, each party hereto hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agrees that all claims related hereto may be heard and determined in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or your properties or assets may be entitled.

10.	Signing and Effectiveness

This Additional Financing Commitment Letter shall be effective only upon delivery of an executed signature page (or counterpart signature page) by each of the Investors and the Issuer. If it does not become effective by 5:00 p.m. New York City time on September 15, 2008, this Additional Financing Commitment Letter shall be void ab initio.

This Additional Financing Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute a single instrument.

[Signature Page Follows]

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Very truly yours,

CITADEL LIMITED PARTNERSHIP

By:	CITADEL INVESTMENT GROUP, L.L.C., its General Partner

By:
Name:
Title:

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.

By:	D. E. SHAW & CO., L.P., as Managing Member

By:
Name:
Title:

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.

By:	D. E. SHAW & CO., L.L.C., as Managing Member

By:
Name:
Title:

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

By:	MATLINPATTERSON GLOBAL ADVISERS LLC, its Investment Advisor

By:
Name:
Title:

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.

By:	MATLINPATTERSON GLOBAL ADVISERS LLC, its Investment Advisor

By:
Name:
Title:

PENTWATER GROWTH FUND LTD.

By:
Name:
Title:

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ACCEPTED AND AGREED
on ________________, 2008:

HEXION SPECIALTY CHEMICALS, INC.

By:
Name: William H. Carter
Title:   Executive Vice President and Chief Financial Officer

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SCHEDULE 1

INITIAL INVESTOR	NOTIONAL AMOUNT
Citadel Limited Partnership	$80,080,000
D.E. Shaw Valence Portfolios, L.L.C.	$53,463,541.04
D.E. Shaw Oculus Portfolios, L.L.C.	$25,612,041
MatlinPatterson Global Opportunities Partners, L.P.	$52,704,830.36
MatlinPatterson Global Opportunities Partners (Bermuda) L.P.	$18,365,703.72
Pentwater Growth Fund Ltd.	$14,796,600
TOTAL	$245,022,716

Annex A
Indicative Terms for Contingent Value Rights

Issuer	Hexion Specialty Chemicals, Inc. (the “Issuer”)
Instrument	Contingent Value Rights (“CVRs”)
Notional Amount	At least $500 million
Term	The CVRs will mature on the [8]th anniversary of the merger closing.[1]
Purchase Price	100% of Notional Amount[2]
Use of Proceeds	Merger consideration
Initial Equity Investors	[Apollo Fund VI]
Hurdle Rate	20%
Contingency
Actual or deemed distributions on or with respect to the Common Stock of the Issuer (defined to exclude qualifying employee ownership plans) representing a cumulative rate of return (taken together with all other actual or deemed distributions on or with respect to such Common Stock) on the Initial Equity Value of the Common Stock equal to the Hurdle Rate.

Initial Equity Value	US$[ ], representing the agreed value of the Common Stock of Hexion immediately prior to the merger.[3]
Payments Due	To the extent the Contingency is satisfied, the Issuer will make matching payments on the CVRs with respect to excess distributions or deemed distributions on the Common Stock as follows. Each Payment will reduce the Notional Amount, and the CVRs will be cancelled when the Notional Amount is reduced to zero.

[1]	Intended to be one year beyond maturity date for Hexion debt financing.
[2]	The CVRs are expected to be treated as an element of merger consideration for U.S. federal income tax purposes from the standpoint of the Issuer and the Investors, subject to review and confirmation.
[3]
Assumes no outstanding capital stock other than Common Stock subject to CVR and qualifying employee stock ownership plans. Holders of Common Stock should own no other investments in the Issuer and receive no management fees or other consideration (any consideration paid will constitute a distribution for purposes determining satisfaction of the Contingency).

(a)   The Issuer will pay holders of CVRs, simultaneously with any dividend, distribution or repurchase of Common Stock, an aggregate amount equal to 100% of the Fair Market Value of any dividend, distribution or repurchase consideration in excess of the Contingency.

(b)   Upon any direct or indirect sale or other transfer (other than a qualified public offering pursuant to clause (d) below) of any Common Stock by the Initial Equity Investors, the Issuer will pay holders of CVRs simultaneously with (or promptly following) the effectiveness of such transaction(s), an aggregate amount equal to 100% of the Fair Market Value of the consideration received by the Initial Equity Investors in excess of the Contingency.

(c)   Upon any merger, recapitalization or other transaction where Common Stock of the Issuer is directly or indirectly exchanged for cash, stock or property, the Issuer will pay holders of CVRs, simultaneously with (and as a condition to) the effectiveness of such transaction, an aggregate amount equal to 100% of the Fair Market Value of the consideration paid to stockholders in excess of the Contingency.

(d)   Upon the expiration of the term of the CVRs or an earlier qualified public offering (to be defined), the Appraiser will determine the Fair Market Value of the Common Stock and the Issuer will make a final payment on the CVRs as if the entire Fair Market Value were distributed to the holders of Common Stock on the expiration date.

“Fair Market Value” will mean (i) the amount of any cash, (ii) the average 30-day closing price of any NYSE- or NASDAQ-listed securities, (iii) the fair market value of any other assets or property as determined by the Appraiser.

“Appraiser” means a leading valuation firm (unaffiliated with the Issuer) agreed by the Issuer and holders of a majority in notional amount of the CVRs. If an Appraiser cannot be promptly agreed, each of the Issuer and majority holders shall appoint a leading valuation firm (unaffiliated with the Issuer) and the two firms shall choose a third to be the Appraiser.

Optional Redemption	At option of the Issuer at any time on 10 Business Day’s notice at the outstanding Notional Amount.
Offer to Repurchase
As a condition to a change of control (to be defined), the Issuer will offer to repurchase the CVRs within 10 Business Days at a repurchase price equal to payment that would be due on the CVRs if the entire Fair Mair Market Value of the Common Stock were distributed to holders of Common Stock immediately prior to the change of control.

Certain Covenants
To be reasonably agreed, and including:

•  No merger, sale of substantially all assets, or similar transaction without assumption of CVRs.

•  No issuance of preferred stock, multiple classes of common stock, common stock issued by subsidiaries, or other changes to capital structure that could adversely affect value of the CVRs (unless appropriate adjustments are agreed in definitive documentation).

•  No transactions with affiliates except on arm’s-length terms and, above a threshold to be agreed, with the approval of majority holders of the CVRs.

•  Further assurances and no transactions that circumvent purposes of CVRs.

Adjustments	Standard adjustments for dividends, stock splits or other dilutive events. The details of such adjustments are to be reasonably agreed.
Events of Default
To be reasonably agreed, and including:

•  payment default on CVRs;

•  bankruptcy events or liquidation of the Issuer;

•  breach of representation and warranty; and

•  breach of covenant.

An Event of Default will entitle the holders of the CVRs to the immediate payment of the Face Amount regardless of whether the Contingency has been satisfied, but subject to “Ranking” below.

Ranking
The CVRs will rank as senior unsecured securities/instruments, provided that upon liquidation of the Issuer the CVRs will not entitle their holder to any payment except to the extent a distribution could be made on Common Stock under applicable law.

Fees and Expenses	No fees, other than up to 0.5% upon funding of CVRs to reimburse costs and expenses of CVR investors.
Indemnity	Customary for providers of acquisition financing
Governing Law	New York
Dispute Resolution	Arbitration
Offering and Transfer Restrictions
Offered privately to a limited number of highly-sophisticated accredited investors with direct or indirect positions in the common stock of Huntsman. Offering will be a 4(2) private placement with minimum initial subscriptions of at least $10 million. Investors will be required to make customary securities law representations as a condition to their investment. Transfers will be permitted in accordance with applicable securities laws (a) after the second anniversary of the merger, (b) to affiliates or funds managed by affiliates, or (c) after an Event of Default.

Exhibit B

JOINDER AGREEMENT

Reference is made to that certain Additional Financing Commitment Letter Agreement, dated August [__], 2008, among Hexion Specialty Chemicals, Inc. and the Investors named therein (the “Agreement”). Capitalized terms used but not defined in this Joinder Agreement have the meanings specified in the Agreement.

[____________] (the "New Investor") has reviewed the Agreement and hereby commits to purchase CVRs with a notional amount of US$[___________] subject to the terms and conditions of the Agreement. Each of the New Investor and the Issuer agree that the New Investor shall be an "Investor" for all purposes of the Agreement as if an original party thereto.

Address for Notices:	With Copies to:

[NEW INVESTOR]

By:
Name: Title:

Accepted and Agreed by:

HEXION SPECIALTY CHEMICALS, INC.

By:
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer